Corporate Communications                         Exhibit 99.1
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Statement from CNH Industrial

London, April 17, 2021

CNH Industrial confirms that it has terminated discussions with FAW Jiefang with regard to the Company’s On-Highway business, and is continuing to pursue its existing plans for a spin-off of these activities in early 2022.

CNH Industrial believes there are significant opportunities to develop its On-Highway business by accelerating the deployment of ever more sustainable transport solutions and infrastructure, in line with the EU’s Green Deal ambitions.

CNH Industrial N.V. (NYSE: CNHI /MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

Contacts:

Corporate Communications
Email: mediarelations@cnhind.com

Investor Relations
Email: investor.relations@cnhind.com

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA